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                                                                    EXHIBIT 5.01


                                       April 29, 2002



Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824

         Re: Registration Statement on Form S-3 of Brooks Automation, Inc.


Ladies and Gentlemen:

         We have acted as counsel to Brooks Automation, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Act"), a total of 153,625 shares of the Company's common stock, $.01 par value (the "Company Shares"), and 153,625 preferred share purchase rights (the "Rights"). Pursuant to the Registration Statement and an Amended and Restated Agreement and Plan of Merger dated December 18, 2001 (the "Merger Agreement") by and among the Company, PRI Automation, Inc. ("PRI Automation") and Pontiac Acquisition Corp., the Company proposes to offer to the holders of exchangeable shares of PRI Automation (Canada), Inc., a controlled subsidiary of PRI Automation, the Company Shares and the Rights upon the exchange of such exchangeable shares. This opinion is being rendered in connection with the filing of the Registration Statement.

         For purposes of this opinion, we have assumed, without any investigation, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person, (v) the legality, validity, binding effect and enforceability of each document heretofore executed and delivered or hereafter to be executed and delivered by each entity or person other than the Company and of each other act heretofore done or hereafter to be done by such entity or person,
(vi) the genuineness of each signature on, and the completeness of each document submitted to us as an

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Brooks Automation, Inc.
April 29, 2002
Page 2


original, (vii) the conformity to the original of each document submitted to us as a copy, (viii) the authenticity of the original of each document submitted to us as a copy, (ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched and (x) no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

         In connection with this opinion, we have examined the following (collectively, the "Documents"):

         (i)      the Certificate of Incorporation of the Company, as amended;

         (ii)     the Bylaws of the Company;

         (iii)    the Merger Agreement;

         (iv) the Combination Agreement dated as of November 24, 1998 between PRI Automation, Inc., 1325949 Ontario Inc. and Promis Systems Corporation Ltd.;

         (v) the Voting and Exchange Trust Agreement among PRI Automation, Inc., 1325949 Ontario Inc., Promis Systems Corporation Ltd. and Montreal Trust Company of Canada, as trustee.;

         (vi) the Exchangeable Share Provisions (as defined in the Voting and Exchange Trust Agreement) in the form in which they will be amended (at the time of the merger under the Merger Agreement);

         (vii) the Support Agreement among PRI Automation, Inc., 1325949 Ontario Inc., and Promis Systems Corporation Ltd.;

         (viii) the Form of Supplement to Voting and Exchange Trust Agreement among the Registrant, 1325949 Ontario Inc., Brooks-PRI Automation (Canada), Inc. and Montreal Trust Company of Canada, as trustee.;

         (ix) the Form of Supplement to Support Agreement among the Registrant, 1325949 Ontario Inc., and Brooks-PRI Automation (Canada), Inc.;

         (x) the Rights Agreement between the Company and Bank Boston, N.A., as Rights Agent dated as of July 23, 1997 (the "Rights Agreement"); and

         (xi)      the Registration Statement.

         The Documents listed in clauses (v)--(ix) above are hereafter referred to as the Exchangeable Share Documents.

         The opinions expressed herein are based solely upon (i) our review of the Documents, (ii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iii) such review of published sources of law as we have deemed necessary.

         We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Company.

         Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

         Based upon and subject to the foregoing, we are of the opinion that upon consummation of the mergers contemplated by the Merger Agreement and issuance of the Company Shares in accordance with the terms of the Exchangeable Share Documents: (i) the Company Shares will be duly authorized, validly issued, fully paid and non-assessable; and (ii) the Rights will be duly authorized, validly issued, fully paid and non-assessable.

         We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to said Registration Statement and to the

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Brooks Automation, Inc.
April 29, 2002
Page 3


reference to our firm wherever it appears in the Registration Statement, including the prospectus constituting a part thereof and any amendments and supplements thereto.

                                       Very truly yours,

                                       /s/ BROWN RUDNICK BERLACK ISRAELS LLP


DHM/SPW/CAW